Exhibit 99.2

CONFIDENTIAL FINAL

A. Schulman

4Q11 Conference Call Script

Joe Levanduski

Thank you.

Before I begin, I want to remind you that we use the non-GAAP measures of net income excluding certain items – or “adjusted net income” – as well as net income per diluted share excluding certain items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company and to allocate resources. You can find a reconciliation of these non-GAAP measures to the nearest comparable GAAP results as an attachment to our fourth-quarter earnings release.

Additionally, the results I will discuss today exclude restructuring, asset-related and acquisition-related costs, which amounted to $17.0 million, or $0.54 per diluted share, for fiscal 2011 – which breaks down as $9.2 million in the fourth quarter, $1.5 million in the third quarter, $5.0 million in the second quarter, and $1.3 million in the first quarter. The majority of the fourth quarter activity relates to the recently announced restructuring of our U.S. Engineered Plastics operation. Details can be found in our 10-K that was filed yesterday.

As Joe mentioned, we ended the year on a strong note as adjusted net income improved for both the fourth quarter and the fiscal year. These results were primarily driven by an improvement in margins across all of our segments. We also believe that the results reflect the aggressive and decisive actions we have taken to mitigate the effects of the stagnant global economic environment.

[Full-year Results]

Net sales increased 37.5% to $2.2 billion for fiscal 2011, which reflects the full-year impact of the ICO acquisition. Had the Company owned ICO for the full year in 2010 net sales would have increased by 19.6%.

Net income was $41.0 million compared with $43.9 million last year. Full-year and fourth-quarter net income results were negatively affected by previously announced special charges related to a dispute settlement, and a harmonization of the methodology employed by the Company to calculate inventory reserves.

Adjusted net income for the year was $58.0 million, or $1.86 per diluted share, compared with $48.2 million, or $1.72 per diluted share, in fiscal 2010. EBITDA, excluding certain items, was $121.6 million, up from $92.8 million a year ago, reflecting the profitability improvement during the year and demonstrating the strong cash flow from operations achieved by the Company.

Gross profit was $285.5 million, compared with $232.9 million in fiscal 2010. The increase was primarily due to the higher net sales in the masterbatch and specialty powders product families.

SG&A expenses for the year were $206.4 million, an increase of $26.6 million from the prior year but only 9.4% of net sales. Factoring out the $28.2 million increase in expenses as a result of having ICO’s SG&A included in fiscal 2011, and the $2.6 million increase as a result of foreign currency translation. SG&A expense decreased by $4.3 million for the year, as the Company increased its effort to reduce spending. SG&A expenses were also negatively impacted by the $3.0 million charge related to a dispute settlement that I referred to earlier.

[Fourth-quarter Results]

For the fiscal 2011 fourth quarter, net sales increased 21% to $578.1 million, despite a slight decline in volume. This increase was primarily due to a 24% increase in price per pound as well as favorable foreign currency translation.

Adjusted net income for the quarter was $15.0 million, or 49 cents per diluted share, compared with $11.7 million, or 37 cents per diluted share, for the same period a year ago. Previously announced special charges totaled $5.8 million after taxes for the dispute settlement and inventory reserve methodology harmonization and negatively impacted the fourth-quarter by 19 cents per share.

Gross profit increased 17.2% to $71.4 million for the quarter, including a $3.1 million negative impact from the harmonization of our inventory reserve methodology.

Reported SG&A expense increased by $5.5 million to $52.3 million for the quarter, largely due to the $3.0 million dispute settlement we recorded during the quarter that I mentioned earlier.

[Segment Discussion]

Turning now to our results by business segment, all of our segments reported increases in net sales and gross profit both for the full year and the quarter.

Our EMEA segment reported $1.5 billion in sales for the year, up from $1.1 billion in fiscal 2010. The increase was due to a volume increase of 14.5% primarily as a result of the ICO acquisition and a 17.2% improvement in average selling price per pound. Gross profit was $197.2 million, up $20.2 million from a year earlier. Operating income increased 25% from a year ago, to $86.7 million, due to the improvement in gross profit. The impact of including a full year of ICO contributed $11.2 million to operating income for the year.

For the quarter, net sales were $394.8 million, up 24% from the prior-year period. This improvement was driven by a 28% increase in selling price per pound and a favorable product mix, offset by a slight decline in volume.

Gross profit was $46.9 million, up from $37.6 million for the fourth quarter a year ago, due to the increase in selling price per pound and favorable product mix. Operating income was $19.8 million, up from $12.6 million in the prior-year quarter.

In the Americas segment, net sales for fiscal 2011 increased 42% to $516.8 million, primarily as a result of the ICO acquisition. Gross profit rose to $71.7 million from $48.2 million the previous year, and operating income increased by 17% to $14.0 million. ICO contributed $15.2 million to operating income for the year in the Americas.

For the quarter, net sales increased 16% from the fourth quarter of fiscal 2010. The sales increase was driven by an 18% rise in selling price per pound. Volume was down slightly, primarily due to a 5% decrease in pounds sold in specialty powders. Gross profit was $19.9 million for the quarter, compared with $19.1 million for the previous-year period. Operating income for the Americas declined to $1.9 million from $7.0 million in the prior-year fourth quarter, primarily due to a $3.0 million charge related to a business settlement and acquisitions costs.

Full-year sales in our Asia Pacific segment (APAC) increased 67% to $142.1 million, primarily due to the ICO acquisition and higher selling prices per pound. Gross profit increased 48% to $17.3 million, and operating income rose 87% to $5.6 million. SG&A expenses increased by $3.0 million for the year due to the ICO acquisition.

In the fourth quarter, net sales were $38.1 million, up 15% from a year ago, due to an increase of approximately 19% in selling price per pound. Volume for the quarter decreased approximately 3% for the region as we restructured our operations in Australia. Gross profit increased to $4.6 million from $4.2 million in the fourth quarter of 2010, primarily due to an increase in the masterbatch product family. Operating income was $1.7 million, a 215% improvement from last year, as a result of the increase in gross profit and a decrease in SG&A expense.

[Balance Sheet, Cash Flow and Tax Rate]

Turning to our balance sheet and cash flow – net debt, defined as total debt less cash and cash equivalents, was $40.4 million at August 31st, an increase from $32.0 million a year ago.

Cash flow from operations was $68.9 million for fiscal 2011, compared with $4.4 million for the previous year reflecting the Company strong cash generation capability. Working capital improved to 60 days at the end of fiscal 2011, compared with 61 days at the end of last year.

Our effective tax rate for the year ended August 31, 2011 was 27.5%, which is less than the U.S. statutory rate.

Regarding our new $100 million board-authorized stock repurchase program, we completed the initial $30 million repurchase by acquiring 1.6 million shares at an average price of $18.73 per share as of October 10th. Of this amount 1.2 million shares were repurchased subsequent to the end of the fiscal year. We still have $70 million available under our authorization to repurchase shares in the future. The Company also acquired 625,000 shares under its former program during the second quarter of 2011.

That concludes my portion of the presentation. Now I’d like to turn it back to Joe Gingo.

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